Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS

OF

SERIES A-3 PREFERENCE SHARES

OF

NCL CORPORATION LTD.

_____________________________

Pursuant to bye-law 2.1 of the bye-laws of the Company

_____________________________

NCL Corporation Ltd., a Bermuda exempted limited company (the “Company”), certifies that, pursuant to the authority contained in the bye-laws of the Company (the “Bye-laws”) and resolutions of the board of directors of the Company (the “Board of Directors”) effective on July 21, 2020, the Board of Directors duly adopted the following resolution creating a series of preference shares of par value $1,000 each in the capital of the Company designated as “Series A-3 Preference Shares,” which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to bye-law 2.1 of the Bye-laws, the Board of Directors hereby designates, creates, authorizes and provides for the issuance of a series of preference shares of par value $1,000 each in the capital of the Company on the terms and with the voting powers, designations, preferences, and relative, participating or other special rights and such qualifications, limitations or restrictions set forth herein (in addition to those set forth in the Bye-laws).  Capitalized terms used but not defined herein have the meanings ascribed to them in Section 9.

Section 1.Designation; Rank; Issuance.
1.1Designation.  There is hereby created out of the authorized and unissued shares of the Company a series of preference shares designated as “Series A-3 Preference Shares” (the “Series A-3 Preference Shares”).  The total number of Series A-3 Preference Shares that the Company is authorized to issue is 1,000,000.
1.2Rank.

The Series A-3 Preference Shares shall, with respect to dividend distributions or distributions upon a Liquidation Event, rank senior to the Ordinary Shares and rank pari passu with all fully paid Preference Shares then in issue, except that a Series A-3 Preference Share has no priority and shall not participate in any dividend or other distribution declared, paid or made by reference to a record date prior to the Issuance Date of such Series A-3 Preference Share.

1.3Issuance.

The Series A-3 Preference Shares shall only be issued upon the exercise of Conversion Right pursuant to the Conditions and shall be issued at the Series A-3 Paid-Up Value per Series A-3 Preference Share credited as fully paid.

Section 2.Dividends.
2.1General Obligation.  The Holders shall, from and after the Issue Date, be entitled to receive, with respect to each Series A-3 Preference Share held, a dividend at a fixed rate of x percent (where “x” is equal to the then applicable annual interest rate of the Convertible Notes immediately prior to the exercise of Conversion Right with respect thereto) per annum of the Series A-3 Paid-Up Value (the “Preferred Dividend”).  Preferred Dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends; provided, however, that such Preferred Dividend shall be payable semi-annually in arrears on February 1 and August 1 of each year (each, a “Dividend Payment Date”), beginning on February 1, 2021.  Preferred Dividends will be computed on the basis of a 360-day year composed of twelve 30-day months and, for a partial month, on the basis of the number of days actually elapsed in a 30-day month. Preferred Dividends shall accrue from day to day, except that each Series A-3 Preference Share will not accrue dividends: (a) prior to its issuance or (b) on or after its redemption. The “Series A-3 Paid-Up Value” shall mean $1,000, which is the par value per share.  Notwithstanding the accrual of any Preferred Dividends, no accrued Preferred Dividends shall be taken into account or otherwise affect the number of Parent Ordinary Shares to be issued to any Noteholder upon its exercise of Conversion Right pursuant to the Conditions.  The date on which the Company initially issues any Series A-3 Preference Share shall be deemed to be its “Issue Date” regardless of the number of times such Series A-3 Preference Share is transferred on the register of shareholders maintained by the Company and regardless of the number of certificates which may be issued to evidence such Series A-3 Preference Share.
Section 3.Liquidation Preference.
3.1In the event of any Liquidation Event, the Holders shall be entitled to receive, prior to and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Ordinary Shares by reason of their ownership thereof, an amount per share equal to the sum of the Series A-3 Paid-Up Value, plus any accrued but unpaid Preferred Dividends.  If, upon the occurrence of such event, the Proceeds thus distributed among the Holders and holders of any Preference Shares shall be insufficient to permit the payment to such Persons of the full preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among such Persons in proportion to the full preferential amount that each such Persons are otherwise entitled to receive.
3.2Upon completion of the distributions required by Section 3.1, all of the remaining Proceeds legally available for distribution to shareholders shall be distributed among the holders of Ordinary Shares pro rata based on the number of Ordinary Shares held by each such holder.
Section 4.Redemptions.

The Series A-3 Preference Shares shall be redeemed by the Company subject to applicable law and upon the following terms and conditions:

4.1where Conversion Right has been exercised and the Series A-3 Preference Shares have been transferred to the Parent or its nominee pursuant to the Conditions, such Series A-3 Preference Shares may be redeemed for cash at the Series A-3 Paid-Up Value at any time after the first transfer thereof into the name of the Parent or its nominee or any subsequent Holder of the Series A-3 Preference Shares, and any Preferred Dividends accrued but unpaid at the date of such redemption shall be paid in cash at the same time; and
4.2upon the redemption of a Series A-3 Preference Share, the Company will cancel the Series A-3 Preference Share and any certificate relating thereto and such Series A-3 Preference Share may not be re-issued or sold as a Series A-3 Preference Share.
Section 5.Voting Rights. Except as required by law, any Series A-3 Preference Shares issued from time to time shall not entitle the Holders thereof to any voting rights.
Section 6.Transfer.  Any Series A-3 Preference Share issued upon the exercise of Conversion Rights shall forthwith upon issuance of the same be transferred to the Parent or its nominee in exchange for the Parent Ordinary Shares as provided in the Conditions. Any such transfer shall be effected by any director or authorised signatory of the Company and the Parent (as agent for the Holder thereof) and any director or authorised signatory of the Company and the Parent shall be and is hereby authorised to execute all such documents and do all such things as may be necessary to properly effect the same.  Transfers of Series A-3 Preference Shares shall be effected by any instrument of transfer in customary form as deemed appropriate by the Company.  By exercising the Conversion Right, the Holder is deemed to have authorised any director or authorised signatory of the Company and the Parent to carry out all actions set forth in the preceding sentences of this Section 6.  To the fullest extent permitted by law, the foregoing authority is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Holder. No Person shall be recognised by the Company as holding any Series A-3 Preference Share upon any trust and the Company shall not be bound by or be compelled in any way to recognise any equitable, contingent, future or partial interest in any Series A-3 Preference Share or any interest in any fraction of a Series A-3 Preference Share or any other right in respect of any Series A-3 Preference Share except a right to the entirety thereof in a Series A-3 Preference Share after it is duly issued.
Section 7.Definitions.

“Conditions” means the terms and conditions of the Convertible Notes as set out in the Indenture, as amended or modified from time to time.

“Conversion Right” means the right of a Noteholder at specified times in accordance with the Conditions to convert each $1,000 principal amount of the Convertible Notes into one fully paid Series A-3 Preference Share, with each Series A-3 Preference Share being issued at a price equal to the Series A-3 Paid-Up Value.

“Convertible Notes” means 5.375% Senior Exchangeable Notes due 2025 issued by the Company constituted by the indenture, between, among others, the Company, the Parent (as guarantor) and U.S. Bank National Association (as trustee) (the “Indenture”), including, unless the context otherwise requires, any further bonds issued pursuant to the Conditions and forming a single series with the Convertible Notes.

“Holder” means any holder of Series A-3 Preference Shares from time to time.

“Liquidation Event” means a liquidation, dissolution or winding up of the Company.

“Noteholder” means a Person in whose name a Convertible Note is registered

“Ordinary Shares” means the ordinary shares of par value $0.0012 each in the capital of the Company having the rights set out in the Bye-laws.

“Parent” means Norwegian Cruise Lines Holdings Ltd., a Bermuda company the ordinary shares of which are listed on the NYSE under ticker symbol: NCLH.

“Parent Ordinary Shares” means ordinary shares of the Parent, par value $0.001 per share.

“Person” means an individual, any corporation, unlimited company, company limited by shares, company limited by guarantee, limited liability company, (limited) partnership (whether or not having separate legal personality), cooperative, association, foundation, business entity or other legal entity, a trust, a joint venture, an unincorporated organisation or a governmental entity or any department, agency or political subdivision thereof.

“Preference Shares” means preference shares of the Company designated as pari passu with Series A-3 Preference Shares, including the Series A-1 Preference Shares and Series A-2 Preference Shares established as of May 6, 2020.

“Redemption Date” has the meaning set forth in Section 4.1.

“Series A-3 Paid-Up Value” has the meaning set forth in Section 2.

Section 8.Amendment and Waiver.  This Certificate of Designations may be amended, modified, repealed or waived, in full or in part, by the Company at any time, by a resolution duly adopted by the Board of Directors in compliance with the Conditions.
Section 9.Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive offices, and (ii) to any shareholder, at such holder’s address as it appears in the register of shareholders of the Company (unless otherwise indicated by any such holder).
Section 10.Severability.  If any portion of this Certificate of Designations shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Certificate of Designations, which shall continue in all respects valid and enforceable.

Section 11.Headings.  The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, NCL Corporation Ltd. has caused this Certificate of Designation of the Series A-3 Preference Shares to be signed by Mark Kempa, a director or authorized officer, on this 21 day of July, 2020.

NCL CORPORATION LTD.

By: /s/ Mark Kempa
Name:Mark Kempa
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Designations of the Series A-3 Preference Shares]